Exhibit 99.1

iStar Financial Inc. 1114 Avenue of the Americas New York, NY 10036 (212) 930-9400
News Release

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Vice President — Investor Relations

iStar Financial to Acquire
Commercial Real Estate Business and Retain an Interest in Portfolio of Assets
from Fremont General Corporation for Approximately $1.9 billion

•   Transaction will significantly expand iStar’s footprint and increase regional reach

•   Will accelerate iStar’s position as one of the strongest construction and direct origination platforms in the industry

•   iStar’s total assets to exceed $14 billion upon closing

•   Expected to be accretive in current fiscal year

NEW YORK—May 22, 2007—iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, announced today a definitive agreement to enter into a series of transactions, which will result in iStar acquiring the commercial real estate lending business and retaining an interest in the commercial real estate loan assets of Fremont General Corporation (NYSE: FMT) for an aggregate net purchase price of approximately $1.9 billion in an all-cash transaction.

Under the terms of the agreement, iStar will acquire Fremont General’s California-based commercial real estate lending business and will retain a 30 percent B-participation interest, with a $2.1 billion principal balance, in Fremont’s $6.5 billion portfolio of commercial loan assets, as of March 31, 2007. Upon closing, Fremont General will own a 70 percent A-participation interest in the portfolio. In addition, iStar has agreed to fund up to approximately $4.4 billion of existing unfunded loan commitments associated with the portfolio. The final purchase price will be subject to adjustments to reflect agreed upon pro-rations. The transaction is expected to close early this summer, subject to the satisfaction of customary closing conditions and final review of the transaction by both the Federal Deposit Insurance Corporation and the California Department of Financial Institutions.

iStar said it expects the acquisition to be accretive to its fiscal 2007 adjusted earnings per share in the range of $0.10 to $0.20. The Company stated it has interim financing committed to fund the transaction that it expects to replace through the issuance of debt and equity securities sometime following the closing of the transaction. After the closing, iStar’s total assets will exceed $14 billion.

“This acquisition will position iStar for accelerated growth, giving us a deeper presence in regional markets, hundreds of new high-end customers and an experienced team that has historically been strong in construction and senior lending,” said Jay Sugarman, iStar Financial’s chairman and chief executive officer.

“The combination of iStar’s existing real estate organization with Fremont’s commercial real estate business will create one of the strongest construction and direct origination platforms in the industry. Upon closing, our combined originations group will be able to offer new customers a broad range of innovative, custom-tailored financing solutions, a signature strength of iStar,” Sugarman said.

iStar said it will acquire only Fremont’s commercial real estate business, with eight office locations across the country. The Company said it plans to retain the majority of Fremont’s employees and integrate them with iStar’s more than 200-person team of investment and real estate professionals.

“We are familiar with many parts of their organization having worked together as co-lenders in the past. We believe we can unlock additional value in their commercial lending business, as we have successfully done with prior acquisitions,” said Sugarman.

The collateral underlying the Fremont commercial real estate loan portfolio is geographically diverse and includes apartment/residential, retail, industrial, office, hotel and mixed use projects. The largest concentration is apartment/residential which represents approximately 59 percent of the portfolio. Condominium construction and conversion projects represent approximately 45 percent of the total portfolio. The average maturity of the overall portfolio is approximately 15 months.

“We carefully reviewed their commercial real estate portfolio and believe the increased level of reserves iStar will have at closing will be adequate for the risks we have identified in the portfolio thus far,” said Sugarman.

“With greater regional reach and an enhanced platform, this acquisition will allow iStar to expand its U.S. footprint and leverage our strong brand across a larger universe of commercial real estate borrowers,” Sugarman concluded.

iStar Financial will discuss details of this announcement in a conference call at 10:00 a.m. EDT today, May 22, 2007. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com,  under the “Investor Relations” section. An accompanying presentation regarding the transaction will be available shortly before the conference call and can also be found in the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at http://www.istarfinancial.com.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

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